UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
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DEVELOPERS DIVERSIFIED REALTY CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       Notice is hereby given that the Annual Meeting of Shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), will be held at the Company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on Tuesday, May 9, 2006, at 9:00 a.m., local time, for the following purposes:

1. To elect ten directors, each to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting.
      Only shareholders of record at the close of business on March 20, 2006 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

Joan U. Allgood
Secretary
Dated: April 3, 2006
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Nominees for Election at the Annual Meeting
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year
Aggregate Option Exercises in 2005 and 2005 Year-End Option Values
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
HOUSEHOLDING
OTHER MATTERS

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PROXY STATEMENT
Why did you send me this proxy statement?
      The Company sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors is soliciting your proxy to vote at the 2006 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at the Company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on Tuesday, May 9, 2006, at 9:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.
      The Company will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 3, 2006 to all shareholders entitled to vote. Shareholders who owned the Company’s common shares at the close of business on March 20, 2006, the record date for the Annual Meeting, are entitled to vote. On that record date, there were 109,627,808 common shares outstanding. The Company is also sending its 2005 annual report to shareholders, which includes the Company’s financial statements, with this proxy statement.
Who is soliciting my proxy?
      This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation. The Company has also retained Georgeson Shareholder Communications, Inc. at an estimated cost of $9,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.
How many votes do I have?
      Each of the Company’s common shares entitles you to one vote. The proxy card indicates the number of shares that you owned on the record date.
      If written notice is given by any shareholder to the President, any Vice President or the Secretary of the Company at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the President or the Secretary or by or on behalf of the shareholder giving that notice, each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of the shareholder’s shares, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder sees fit.
      If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this proxy statement as possible.
How do I vote by proxy?
      Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.
      If you properly complete your proxy card and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors” and in favor of Proposal Two.
      If any other matter is presented, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement.
May I revoke my proxy?
      If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, or by giving notice to the Company in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.
What constitutes a quorum?
      The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors	The ten nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular nominee, or if you indicate ‘Withhold Authority’ for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal Two: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants	Although the Company’s independent registered public accounting firm may be selected by the Audit Committee of the Board of Directors without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast by shareholders at the Annual Meeting to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of February 14, 2006, except as otherwise disclosed in the notes below, by (a) the Company’s directors, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding common shares based on a review of filings with the Securities and Exchange Commission (the “SEC”), (c) the Company’s Chief Executive Officer and the Company’s other executive officers named in the Summary Compensation Table and (d) the Company’s executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership

Capital Research and Management Company	7,840,000	(1)	7.2%
333 South Hope Street
Los Angeles, California 90071

Barclays Global Investors, NA	5,449,313	(2)	5.0
45 Fremont Street
San Francisco, California 94105

Scott A. Wolstein	1,982,475	(3)(4)	1.8

David M. Jacobstein	183,851	(4)(5)	*

Daniel B. Hurwitz	123,845	(4)(6)	*

Joan U. Allgood	150,560	(4)(7)	*

Timothy J. Bruce	98,636	(4)(8)	*

Dean S. Adler	1,932	(4)(9)	*

Terrance R. Ahern	1,599	(4)(9)	*

Mohsen Anvari	768	(9)	*

Robert H. Gidel	15,961	(10)	*

Victor B. MacFarlane	1,796	(4)(9)	*

Craig Macnab	76,440	(4)(9)(11)	*

Scott D. Roulston	1,465	(9)(12)	*

Barry A. Sholem	20,352	(13)	*

William B. Summers, Jr.	3,768		*

All Current Executive Officers and Directors as a Group (17 persons)	2,912,780	(14)	2.7%

*	Less than 1%

(1)	Information for common shares owned as of December 31, 2005 is based on a report on Schedule 13G filed with the SEC on February 10, 2006 by Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940. According to the information provided in the report, Capital Research and Management Company has sole dispositive power over 7,840,000 common shares and sole voting power with respect to none of those common shares.

(2)	Information for common shares owned as of December 31, 2005 is based on a report on Schedule 13G filed with the SEC on January 26, 2006 by Barclays Global Investors, NA., a bank as defined in Section 3(a)(6) of the Securities Act, Barclays Global Fund Advisors, an investment adviser registered under the Investment Advisers Act of 1940, Barclays Global Investors Ltd., a bank as defined in Section 3(a)(6) of the Securities Act, and Barclays Global Investors Japan Trust and Banking Company Limited, a bank as defined in Section 3(a)(6) of the Securities Act. According to the information provided in the report, Barclays Global Investors, NA. has sole voting power over 2,192,895 common shares and sole dispositive power with respect to 2,641,681 common shares; Barclays Global Fund Advisors has sole voting power over 2,537,132 common shares and sole voting power with respect to 2,537,132 common shares; Barclays Global Investors, Ltd. has sole voting power over 163,871 common shares and sole voting power with respect to 181,328 common shares; and Barclays Global Investors Japan Trust and Banking Company Limited has sole voting power over 89,172 common shares and sole voting power with respect to 89,172 common shares. Also according to the Schedule 13G, the shares reported are held by such entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Includes 224,113 common shares subject to options currently exercisable or exercisable within 60 days. Does not include 714,728 common shares owned by Wolstein Business Enterprises, L.P., a family limited partnership, because Mr. Wolstein does not have dispositive or voting control of the common shares owned by this entity.

(4)	Does not include 416,186 stock units credited to Mr. Wolstein’s account when he elected to defer the gain attributable to the exercise of stock options pursuant to the Company’s equity deferred compensation plans. Does not include 91,529; 32,708; 23,737; 2,535; 1,029; 1,362; 1,029; 695; and 9,218 stock units credited to the accounts of Messrs. Wolstein, Jacobstein, Hurwitz, Bruce, Adler, Ahern, MacFarlane and Macnab and Mrs. Allgood, respectively, when such individual elected to defer the vesting of restricted common shares pursuant to the Company’s equity deferred compensation plans. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(5)	Includes 117,251 common shares subject to options currently exercisable or exercisable within 60 days.

(6)	Includes 68,450 common shares subject to options currently exercisable or exercisable within 60 days.

(7)	Includes 1,150 common shares owned by Mrs. Allgood’s husband, beneficial ownership of which is disclaimed by Mrs. Allgood. Includes 22,447 common shares subject to options currently exercisable or exercisable within 60 days.

(8)	Includes 79,827 common shares subject to options currently exercisable or exercisable within 60 days.

(9)	Does not include 11,907; 8,550; 4,264; 2,878; 1,588; and 1,588 units credited to the accounts of Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston and Dr. Anvari pursuant to the Company’s directors’ deferred compensation plans. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(10)	Includes 3,000 common shares owned by a partnership in which Mr. Gidel and his wife each have a one-half interest.

(11)	Mr. Macnab shares voting and dispositive power with his wife with respect to 75,324 of such common shares.

(12)	Includes 13 shares held by Mr. Roulston’s son and 607 common shares held in an individual retirement account.

(13)	Includes 16,000 common shares subject to options currently exercisable or exercisable within 60 days.

(14)	Includes 94,330 common shares subject to options currently exercisable or exercisable within 60 days owned by executive officers not named in the table, in addition to the information set forth in the footnotes above regarding each individual director’s and executive officer’s holdings.
PROPOSAL ONE: ELECTION OF DIRECTORS
      At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adler, Ahern, Gidel, MacFarlane, Macnab, Roulston, Sholem, Summers and Wolstein and Dr. Anvari. The ten nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.
      If notice in writing is given by any shareholder to the President, any Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for holding the Annual Meeting, that such shareholder desires that the voting for the election of directors will be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the President or the Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate such voting power as such shareholder possesses at such election and to give one candidate an amount of votes equal to the number of directors to be elected multiplied by the number of such shareholder’s shares, or to distribute such shareholder’s votes on the same principle among two or more candidates, as such shareholder sees fit.
      If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.
      If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.
Nominees for Election at the Annual Meeting

Period of
Service as
Name and Age	Principal Occupation	Director

Dean S. Adler 49	Principal, Lubert-Adler Partners, L.P. (real estate investments)	5/97-Present
Terrance R. Ahern 50	Principal, The Townsend Group (institutional real estate consulting)	5/00-Present
Mohsen Anvari 56	Dean, School of Business Administration, the University of San Diego	7/05-Present
Robert H. Gidel 54	Managing Partner, Liberty Partners, LP (real estate investments)	5/00-Present
Victor B. MacFarlane 54	Managing Principal, MacFarlane Partners (real estate investments)	5/02-Present
Craig Macnab 50	Chief Executive Officer, Commercial Net Lease Realty (real estate investment trust)	3/03-Present
Scott D. Roulston 48	Managing Partner and Director, Fairport Asset Management, LLC (investment advisor)	5/04-Present
Barry A. Sholem 50	Principal, MDS Capital, L.P. (venture capital company)	5/98-Present
William B. Summers, Jr. 55	Non-Executive Chairman, McDonald Investments Inc. (investment bank)	5/04-Present
Scott A. Wolstein 53	Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company	11/92-Present
      Dean S. Adler is currently a principal with Lubert-Adler Partners, L.P. (“Lubert-Adler”), a private equity real estate investment company which he co-founded in 1997. Lubert-Adler currently manages over $2.5 billion in equity and $8 billion in assets in four real estate funds. Mr. Adler is a certified public accountant and a graduate of the Wharton School and the University of Pennsylvania Law School. He currently serves as a member of the Board of Directors of Bed Bath & Beyond, Inc. and Electronics Boutique, Inc. Mr. Adler has served on community boards, including the UJA National Young Leadership Cabinet, and he is currently a member of the Alexis de Tocqueville Society of the United Way.
      Terrance R. Ahern is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm formed in 1986, which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern was formerly a member of the Board of Directors of the Pension Real Estate Association (PREA) and the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York-based real estate investment firm and was engaged in the private practice of law. Mr. Ahern received a B.A. and J.D. from Cleveland State University.
      Mohsen Anvari is the dean of the University of San Diego’s School of Business Administration. From August 2001 until July 2005, Dr. Anvari was a Professor in the Department of Banking and Finance at Weatherhead School of Management (“Weatherhead”) at Case Western Reserve University. From August 2001 until January 2004, Dr. Anvari served as Dean of Weatherhead and Albert J. Weatherhead, III Professor of Management. From February 1995 until August 2001, Dr. Anvari served as Dean of the John Molson School of Business at Concordia University in Montreal, Canada.
      Robert H. Gidel has been the Managing Director of Liberty Partners, LP, a partnership that invests in real estate and finance focused operating companies, since 1998. He is a member of the Board of Directors and lead director of Global Signal Inc., a REIT, of which he is chairman of the governance committee and a member of the compensation committee. Mr. Gidel is Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company. Until 2005, he was also a trustee of Fortress Registered Investment Trust and a director of Fortress Investment Fund II, LLC, both of which are registered investment companies. From 1996 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds (I, II, III, IV & V). He is a graduate of the Warrington College of Business at the University of Florida.
      Victor B. MacFarlane has been the Managing Principal of MacFarlane Partners, which provides real estate advisory services to institutional investors, since he founded the partnership in 1987. Mr. MacFarlane has 25 years of real estate experience and holds a master’s degree in business administration from the University of Pittsburgh, a juris doctor degree from the University of California, Los Angeles, and a bachelor’s degree in university studies from the University of New Mexico. He is a member of the boards of trustees of both the Urban Land Institute and the Initiative for a Competitive Inner City. He serves on the Board of Directors of Stanford Hospital & Clinics and the policy advisory board of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. He also is a member of the International Council of Shopping Centers, the Pension Real Estate Association (PREA), the Chief Executives Organization and the World Presidents’ Organization.
      Craig Macnab became the Chief Executive Officer and a Director of Commercial Net Lease Realty, a publicly-traded real estate investment trust, in February 2004. Mr. Macnab was the Chief Executive Officer, President and a Director of JDN Realty Corporation (“JDN”) from 2000 to 2003, when JDN was acquired by the Company. Prior to joining JDN, Mr. Macnab was a consultant from 1999 through April 2000. Mr. Macnab is also currently a director of Per Se Technologies, Inc.
      Scott D. Roulston has been the Managing Partner and a Director of Fairport Asset Management, LLC, a registered investment advisor providing investment management and wealth management services, since 2004 and from 2001 to 2004 was the firm’s President and Chief Executive Officer. Mr. Roulston is also President of the Fairport Funds and Roulston Research Corp., a registered broker dealer. From 1990 until 2001, Mr. Roulston was the President and Chief Executive Officer of Roulston & Company, until it merged with The Hickory Group in 2001 to form Fairport Asset Management, LLC.
      Barry A. Sholem became a partner of MDS Capital, L.P., a venture capital company, and head of its real estate fund in July 2004. From 1995 until August 2000, Mr. Sholem was the Chairman of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $2 billion real estate fund that invests in a broad range of real estate-related assets, which he formed in January 1995, and, from August 2000 to November 2003, he was a Managing Director of Credit Suisse First Boston. Mr. Sholem is a graduate of Brown University and Northwestern University’s J.L. Kellogg Graduate School of Management. He is currently active in the Urban Land Institute (RCMF Council), the International Council of Shopping Centers, the U.C. Berkeley Real Estate Advisory Board and the Business Roundtable.
      William B. Summers, Jr. has been the Non-Executive Chairman of McDonald Investments Inc., an investment banking, brokerage and investment advisory firm, since 2000. From 1994 until 1998, Mr. Summers was the President and Chief Executive Officer of McDonald Investments Inc. and from 1998 until 2000, Mr. Summers was the Chairman and Chief Executive Officer of McDonald Investments, Inc. Mr. Summers is also currently a director of Greatbatch, Inc. and RPM International, Inc., and a member of the Advisory Board of Molded Fiber Glass Companies and the Board of Executives of the New York Stock Exchange.
      Scott A. Wolstein has been the Chief Executive Officer and a Director of the Company since its organization in 1992. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of Developers Diversified Group, the Company’s predecessor. Mr. Wolstein graduated cum laude from both the Wharton School at the University of Pennsylvania and the University of Michigan Law School. Following law school, Mr. Wolstein was associated with the law firm of Thompson, Hine & Flory. He is currently a member of the Board of Governors and Executive Committee of NAREIT, Board of Directors of the Real Estate Roundtable, Board of Trustees of Hathaway Brown School, Board of Directors and Executive Committee Member of the Cleveland Chapter of the Red Cross, Board Member of the Cleveland Chapter of the Anti-Defamation League, Board of Directors of University Hospitals Health System, Board Member of the Greater Cleveland Partnership, Board Member of the Cleveland Development Advisors and member of the Executive Committee and Board of Trustees of the Zell-Lurie Wharton Real Estate Center. He is also a current member of the Urban Land Institute, PREA, the Visiting Committee and Advisory Council for the Case Western Reserve University’s Weatherhead School of Management, the National Advisory Council to Cleveland State University Law School and the World Presidents’ Organization. He has also served as past Chairman of the State of Israel Bonds, Ohio Chapter, a past Trustee of the International Council of Shopping Centers, President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland and as a member of the Board of the Great Lakes Theater Festival, The Park Synagogue and the Convention and Visitors Bureau of Greater Cleveland. Mr. Wolstein is a four-time recipient of the Realty Stock Review’s Outstanding CEO Award.
Corporate Governance
      The Board of Directors has adopted Corporate Governance Guidelines which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its shareholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.ddr.com, under “Investor Relations”. The Board of Directors reviews the Corporate Governance Guidelines periodically but not less than on an annual basis.

Codes of Ethics
      Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer and other designated senior financial officers (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code in accordance with the Company’s Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations”.
      Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential tenants, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. The Corporate Compliance Officer may waive any provision of the code with respect to all other employees. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations”.
     Reporting and Non-Retaliation Policy
      The Company is committed to integrity and ethical behavior and has adopted a Reporting and Non-Retaliation Policy (the “Whistleblower Policy”). The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s tenants, shareholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Corporate Compliance Officer, the Audit Committee or to Global Compliance Services, a third party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under the policy and oversees the investigation of such complaints. The Whistleblower Policy is posted on the Company’s website, www.ddr.com, under “Investor Relations”.
     Independent Directors
      The Board of Directors has affirmatively determined that all of the nominated directors, except for Messrs. Adler and Wolstein, are “independent directors” within the meaning of the New York Stock Exchange’s listing standards. The Company’s Corporate Governance Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. The Board of Directors reviews annually the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and only those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) prohibited under the listing standards of the NYSE will be considered independent. The basis for any determination that a relationship is not material will be disclosed in the Company’s annual proxy statement.
     Lead Director
      In accordance with the Corporate Governance Guidelines, the Board of Directors has a lead director who must be an independent director and is selected by a majority of the non-management directors. The Board of Directors unanimously selected Mr. Gidel to serve as lead director. The lead director:

•	presides at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present;

•	serves as liaison between the Chairman of the Board of Directors and the non-management directors;

•	reviews and comments on information to be sent to the Board of Directors;

•	reviews and comments on meeting agendas for the Board of Directors;

•	reviews and comments on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of non-management directors; and

•	if requested by major and institutional shareholders, ensures that he is available for consultation and direct communication.

Meetings of Non-Management and Independent Directors
      After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board and these meetings are chaired by the lead director. In 2005, the non-management directors met after each regularly scheduled Board meeting. In addition, as required by the Company’s Corporate Governance Guidelines, the independent directors meet at least once a year.

Committees and Meetings of the Board of Directors
      During the fiscal year ended December 31, 2005, the Board of Directors held six meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 2005. As stated in the Corporate Governance Guidelines, all directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2005 annual meeting of shareholders, except for Mr. Roulston.
      During 2005, the Board of Directors had a Dividend Declaration Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee, a Pricing Committee and an Audit Committee. The Board of Directors has approved the written charters of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee, which can be found under the “Investor Relations” section of the Company’s website at www.ddr.com. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self evaluation and review of its charter annually.
      Dividend Declaration Committee. The Dividend Declaration Committee currently consists of Messrs. Adler, Macnab and Wolstein. The Dividend Declaration Committee determines if and when the Company should declare dividends on its capital shares and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held seven meetings in 2005.
      Executive Compensation Committee. The Executive Compensation Committee currently consists of Messrs. Gidel, MacFarlane, Sholem and Summers. The Executive Compensation Committee determines compensation for the Company’s executive officers and directors, oversees the Company’s compensation and executive benefit plans under which such executive officers and directors receive benefits and produces the annual report on executive compensation included in the Company’s annual proxy statement. All of the members of the Executive Compensation Committee are independent as independence is currently defined in the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Executive Compensation Committee held six meetings in 2005.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Ahern and MacFarlane and Dr. Anvari. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors the persons to be nominated as directors at each annual meeting of shareholders; recommends to the Board of Directors qualified individuals to fill vacancies on the Board of Directors; reviews and recommends to the Board of Directors qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to the Board of Directors corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002 and other rules and regulations relating to the Company’s corporate governance; oversees compliance and approves any waivers of the Company’s Code of Business Conduct and Ethics and leads the Board of Directors in its annual review of the performance of the Board of Directors. All of the members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held six meetings in 2005. Mr. Gidel is not a member of the Nominating and Corporate Governance Committee, but he actively participates in its meetings as the Company’s lead director.

      The committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to the Company’s Secretary, Joan U. Allgood, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the committee will consider potential members’ qualifications as independent under the New York Stock Exchange’s listing standards and the definition of independence set forth in the Company’s Corporate Governance Guidelines, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential board candidates established from recommendations from shareholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a board search consultant to supplement the pool of potential board candidates, it has not engaged a consultant at this time.
      Pricing Committee. The Pricing Committee currently consists of Messrs. Summers, Wolstein and Roulston. On November 15, 2005, Dr. Anvari’s term on the committee ended and Mr. Roulston was appointed. The Pricing Committee is authorized to approve the price and terms of offerings of the Company’s debt and equity securities. The Pricing Committee held two meetings in 2005.
      Audit Committee. The Audit Committee currently consists of Messrs. Ahern, Roulston and Summers. The Audit Committee assists the Board of Directors in overseeing the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm, and prepares the Audit Committee Report included in the Company’s annual proxy statement. All of the members of the Audit Committee are independent as independence is currently defined in the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee is a “financial expert” within the meaning of Item 401 of Regulation S-K under the federal securities laws. The Audit Committee held nine meetings in 2005.
Audit Committee Report
      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.
      The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.
      The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.
      Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Audit Committee
Terrance R. Ahern, Chairman
Scott D. Roulston
William B. Summers, Jr.
Compensation of Directors
      Until September 30, 2005, the Company paid non-employee directors an annual fee of $70,000, consisting of a cash payment of $35,000, paid in quarterly installments, and a common share grant with an aggregate value of approximately $35,000 based on the fair market value of the shares on the business day preceding the grant date of June 1, 2005. Accordingly, on June 1, 2005, the Company granted to its non-employee directors 768 fully vested common shares for services rendered during 2004.
      Beginning on September 30, 2005, directors receive an annual fee of $100,000, which each director may elect to receive in the form of not less than 50% common shares (or common share equivalents due to the deferral of such fees as described below) and the balance in cash. Under the Company’s deferred compensation plans, directors may defer receipt of their fees, which are then converted into phantom units which are the equivalent of common shares without voting rights. Fees are paid in quarterly installments. The number of common shares to be issued quarterly is determined by converting one-fourth of the value of the directors’ annual fees that such director elected to receive into common shares based on the fair market value of the common shares on the business day preceding the date of the issuance.
      The Chairmen of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee are each entitled to receive additional compensation of $20,000, $20,000 and $15,000, respectively, as a fee for services rendered as chairmen of the committees. The lead director will receive additional compensation of $35,000, as a fee for services rendered as lead director. Directors receiving this additional compensation may elect to receive it in the form of not less than 50% common shares (or common share equivalents due to the deferral of such fees under the Company’s deferred compensation plans) and the balance in cash. Fees are paid in quarterly installments. The number of common shares to be issued quarterly is determined by converting one-fourth of the value of the directors’ fees that such director elected to receive into common shares based on the fair market value of the common shares on the business day preceding the date of the issuance.
      Each non-employee director is also reimbursed for expenses incurred in attending meetings.
      Directors’ Deferred Compensation Plans. Non-employee directors have the right to defer all or a portion of the cash portion of their fees pursuant to the Company’s deferred compensation plans. The Company’s deferred compensation plans are an unfunded, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share. Settlement of units is made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston and Dr. Anvari elected to defer certain of their 2005 fees pursuant to the Company’s deferred compensation plans. During their terms as directors, Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston and Dr. Anvari have deferred compensation represented by the following number of units:

	Number of
	Units under the	Value of Units as of
	Directors’ Deferred	the Year Ended
Name	Compensation Plans	December 31, 2005($)

Dean S. Adler	11,097	521,789

Terrance R. Ahern	8,550	401,999

Victor B. MacFarlane	4,264	200,508

Craig Macnab	2,878	135,322

Mohsen Anvari	1,588	74,674

Scott D. Roulston	1,588	74,674
      Equity Deferred Compensation Plans. Directors have the right to defer the vesting of restricted share grants and, for compensation earned prior to December 31, 2004, the gain otherwise recognizable upon the exercise of options in accordance with the terms of the Company’s equity deferred compensation plans. The value of participants’ contributions are converted into units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share. The Company has established rabbi trusts, which hold common shares of the Company, to satisfy its payment obligations under the plans. Common shares equal to the number of units credited to participants’ accounts under the plans are contributed to the first trust. The second trust will receive the amount of participants’ aggregate dividend equivalent account balances under the plans if participants elect to defer dividends. In the event of the Company’s insolvency, the assets of the trusts are available to general creditors. Settlement of units is made in common shares at a date determined by the participants at the time a deferral election is made.
      During their terms as directors, Messrs. Adler, Ahern, MacFarlane and Macnab have deferred compensation into the equity deferred compensation plans represented by the following number of units:

	Number of
	Units under the	Value of Units as
	Equity Deferred	of the Year Ended
Name	Compensation Plans	December 31, 2005($)

Dean S. Adler	1,029	48,384

Terrance R. Ahern	1,362	64,041

Victor B. MacFarlane	1,029	48,384

Craig Macnab	695	32,679

EXECUTIVE COMPENSATION
      The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2005 (the “named executive officers”).
Summary Compensation Table

						Long Term Compensation Awards

	Annual Compensation					Restricted	Securities
						Stock	Underlying	Long Term		Other
Name and	Fiscal		Bonus	Other Annual		Award(s)	Options/	Incentive		Compensation
Principal Position	Year	Salary($)	($)(1)	Compensation		($)(2)	SARs(#)	Payout($)		($)(3)

Scott A. Wolstein	2005	620,500	781,250	650,000	(4)	1,513,728	136,002	10,422,442	(5)(6)	71,232
Chairman and	2004	598,000	747,500	650,000	(4)	1,513,818	173,988	825,000	(5)	68,590
Chief Executive Officer	2003	594,167	747,500	650,000	(4)	1,132,037	188,361	878,393	(5)	72,382

David M. Jacobstein	2005	442,167	443,062	—		612,069	54,987	—		40,188
President and	2004	406,667	408,000	—		600,006	68,967	—		40,685
Chief Operating Officer	2003	397,500	400,000	—		433,136	72,069	—		51,091

Daniel B. Hurwitz	2005	399,182	432,600	—		542,981	48,789	—		38,551
Senior Executive Vice
President and Chief	2004	360,917	362,000	—		452,729	52,026	—		32,600
Investment Officer	2003	350,833	355,000	—		315,560	52,507	—		39,647

Joan U. Allgood	2005	259,167	130,000	—		153,069	13,749	—		20,745
Executive Vice President	2004	254,167	153,000	—		150,002	17,241	—		22,050
Corporate Transactions	2003	249,167	150,000	—		114,839	19,109	—		18,404
and Governance

Timothy J. Bruce	2005	276,042	139,125	—		149,139	13,395	—		12,128
Executive Vice	2004	260,833	132,500	—		135,110	15,519	—		17,425
President of	2003	240,000	120,000	—		18,745	3,120	—		14,400
Development

(1)	For a description of the method used in determining the bonuses paid to executive officers, see “Employment Agreements” and “Report of the Executive Compensation Committee of the Board of Directors”.

(2)	On February 24, 2005, Mr. Wolstein was granted 36,590 restricted common shares, Mr. Jacobstein was granted 14,795 restricted common shares, Mr. Hurwitz was granted 13,125 restricted common shares, Mrs. Allgood was granted 3,700 restricted common shares and Mr. Bruce was granted 3,605 restricted common shares. On February 24, 2004, Mr. Wolstein was granted 41,680 restricted common shares, Mr. Jacobstein was granted 16,520 restricted common shares, Mr. Hurwitz was granted 12,465 restricted common shares, Mrs. Allgood was granted 4,130 restricted common shares and Mr. Bruce was granted 3,720 restricted common shares. On February 25, 2003, Mr. Wolstein was granted 49,219 restricted common shares, Mr. Jacobstein was granted 18,832 restricted common shares, Mr. Hurwitz was granted 13,720 restricted common shares, Mrs. Allgood was granted 4,993 restricted common shares and Mr. Bruce was granted 815 restricted common shares. One-fifth of each grant vested on the date of the grant and an additional one-fifth vests on each anniversary date following the date of grant. Dividends on these restricted shares are paid to the individuals in cash. The aggregate value of the restricted stock held as of December 31, 2005, calculated by multiplying the number of restricted shares held as of such date by the market price of $47.02 per common share at the close of trading on December 30, 2005, by Messrs. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood was $12,031,666, $1,591,251, $1,259,572, $255,883 and $402,914, respectively.

(3)	The value, at December 31, 2005, of matching contributions made pursuant to the Company’s Profit Sharing Plan and Trust equaled $9,000, $9,000, $5,988, $6,128 and $7,752, respectively, for Messrs. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood. The matching contributions made pursuant to the Company’s elective deferred compensation plans equaled $32,610, $15,905, $16,848 and $3,270, respectively, for Messrs. Wolstein, Jacobstein and Hurwitz and Mrs. Allgood. In 2005, Mr. Wolstein received a $10,000 allowance and Mr. Jacobstein received a $5,000 allowance relating to fiscal year 2005 tax and financial planning expenses. During 2005, Mr. Hurwitz received a $6,000 allowance relating to tax and financial planning expenses, of which $3,000 relates to fiscal year 2005 and $3,000 relates to fiscal year 2004 (such amounts are payable to Mr. Hurwitz on an annual basis under the terms of his employment agreement, however, the amount for fiscal year 2004 was not paid until 2005). Messrs. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood received $6,660, $7,125, $1,988, $6,000 and $6,000, respectively, relating to automobile allowances. Messrs. Wolstein, Jacobstein and Hurwitz and Mrs. Allgood received $12,962, $3,158, $7,727 and $3,723, respectively, for the payment of business and country club dues.

(4)	Pursuant Mr. Wolstein’s original employment agreement, the Company was obligated to provide certain life insurance benefits to his family and him; however, these payments may be prohibited by the Sarbanes-Oxley Act of 2002. Therefore, the employment agreement of Mr. Wolstein was amended and Mr. Wolstein receives $650,000 in additional compensation annually in lieu of the life insurance benefits for fiscal years 2003 through 2007 (see “Report of the Executive Compensation Committee of the Board of Directors”).

(5)	Includes amounts paid pursuant to the incentive compensation agreement between the Company and Mr. Wolstein in connection with the Company’s investment in the Retail Value Investment Program (“RVIP”) of $1,548,442, $825,000 and $878,393 in fiscal years 2005, 2004 and 2003, respectively. The Company formed RVIP, which invests in retail properties that are in need of re-tenanting and marketing repositioning on a national basis, with Prudential Real Estate Investors (“Prudential”). At the time RVIP was formed, Mr. Wolstein was required to maintain an equity interest in RVIP, which Mr. Wolstein subsequently assigned to the Company. As a condition to this assignment and the termination of the requirement that Mr. Wolstein maintain an equity interest, Prudential required Mr. Wolstein to retain a significant economic interest in RVIP. The RVIP Incentive Compensation Agreement was entered into between the Company and Mr. Wolstein to satisfy this requirement. Pursuant to the agreement, Mr. Wolstein is entitled to receive between 0% and 25% of any distributions made to the general partners in the Retail Value Investment Program. The percentage of distributions earned is determined based on the Company’s achievement of either (i) an average annual total shareholder return of 6% to 12% or more or (ii) an average increase in per share Funds From Operations of 5% to 10% or more before deducting any compensation expense from distributions received.

(6)	Includes $8,874,000, representing the value of 200,000 common shares (based on the closing sale price per share of the common shares on the last trading date prior to the date of issuance) issued to Mr. Wolstein on January 1, 2005 upon conversion of performance units issued to him by the Company on March 1, 2000. The performance units converted into 200,000 common shares based on the total annual shareholder return over the five-year period ended December 31, 2004. Such shares vest over time: 30,000 common shares vested on January 1, 2005 and the remaining common shares vest annually in 20% increments beginning January 1, 2006.

Option Grants in Last Fiscal Year
      The following table sets forth information with respect to the awarding of options to purchase common shares to the named executive officers in 2005.

	Number
	of	Percent of
	Securities	Total Options			Grant
	Underlying	Granted To	Exercise		Date
	Options	Employees in	Price		Present
Name	(#)(1)	Fiscal Year(2)	($/Sh)	Expiration Date	Value($)(3)

Scott A. Wolstein	136,002	21.9%	41.37	February 24, 2015	805,200

David M. Jacobstein	54,987	8.8%	41.37	February 24, 2015	325,550

Daniel B. Hurwitz	48,789	7.8%	41.37	February 24, 2015	288,855

Joan U. Allgood	13,749	2.2%	41.37	February 24, 2015	81,401

Timothy J. Bruce	13,395	2.2%	41.37	February 24, 2015	79,305

(1)	Options vest in one-third increments on each of the first three consecutive anniversaries of the date of grant and may be exercised, if at all, only with respect to those options that are vested.

(2)	Based on options to purchase an aggregate of 622,238 common shares granted to employees during 2005.

(3)	Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatility of 22.8632% which reflects the daily closing prices of the common shares on the New York Stock Exchange for the 12-month period ended February 24, 2005, (b) risk-free rates of return of 4.058% for the options which expire in February 2015 (which percentage represents the yield on a United States Government Zero Coupon bond with a six-year maturity prevailing on the date on which the options were granted), (c) dividend yield of 5.22% for the options (which percentage represents an annualized distribution of $2.16 per common share divided by the exercise price of the options) and (d) the exercise of the options of a six-year term. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using a price per common share and option exercise price of $41.37 for the options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the common shares.
Aggregate Option Exercises in 2005 and 2005 Year-End Option Values
      The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2005 and the number of securities underlying unexercised options and the value of in-the-money options held by the named executive officers on December 31, 2005.

			Number of
			Securities
			Underlying
			Unexercised	Value of Unexercised
			Options at 2005	In-the-Money Options
	Shares		Year-End(#)	at 2005 Year-End($)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable	Unexercisable(1)

Scott A. Wolstein	139,320	3,107,244	57,996/ 314,781	620,557/ 3,517,669

David M. Jacobstein	65,704	1,477,416	51,910/ 124,988	988,014/ 1,379,674

Daniel B. Hurwitz	38,836	847,223	17,342/ 100,976	185,559/ 1,067,199

Joan U. Allgood	13,659	330,880	5,747/ 31,613	61,493/ 353,675

Timothy J. Bruce	38,104	916,156	69,149/ 24,781	1,598,863/ 211,365

(1)	Based on the market price of $47.02 per common share at the close of trading on December 30, 2005.
Employment Agreements
      The Company has entered into separate employment agreements with seven of its officers, including each of the named executive officers. Each of the employment agreements contains an “evergreen” provision that provides for an automatic extension of the agreement for an additional year at the end of each fiscal year, subject to the parties’ termination rights. In the case of Mr. Wolstein, the effect of the automatic extension is a two-year “evergreen” term.
      In the case of Mr. Wolstein, either party may terminate the agreement by giving one year’s prior written notice. In the case of Messrs. Jacobstein, Hurwitz and Bruce and Mrs. Allgood, the agreement can be terminated by the Company by giving 90 days prior written notice.
      The agreements provide for minimum base salaries subject to increases approved by the Executive Compensation Committee. The annual base salaries for 2005 were $625,000, $425,000, $414,128, $278,250 and $260,000 for Messrs. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood, respectively. The agreements for Messrs. Wolstein, Jacobstein, Hurwitz and Bruce provide for the use of an automobile or automobile allowance, which amounted to $6,660, $7,125, $1,988 and $6,000 respectively, during 2005. The agreements for Messrs. Wolstein, Jacobstein and Hurwitz provide for a membership in a golf or social club and, in the case of Mr. Wolstein, membership in a business club, which amounted to $12,962, $3,158 and $7,727, respectively, during 2005. The Company provided to Mrs. Allgood during 2005 an automobile allowance of $6,000 and a golf or social club membership in the amount of $3,723. In 2005, Mr. Wolstein received an allowance of $10,000, Mr. Jacobstein received an allowance of $5,000 and Mr. Hurwitz received an allowance of $6,000 for tax return preparation and financial planning services. In the case of Mr. Hurwitz, the tax and financial planning allowance paid in 2005 consisted of $3,000 relating to fiscal year 2005 and $3,000 relating to fiscal year 2004 (such amounts are payable to Mr. Hurwitz on an annual basis under the terms of his employment agreement, however, the amount for fiscal year 2004 was not paid until 2005). In addition, pursuant to Mr. Wolstein’s employment agreement, the Company was obligated to provide certain life insurance benefits to his family and him. Such insurance arrangement, commonly referred to as “split dollar life insurance,” is characterized as a loan for tax purposes and may be prohibited by the Sarbanes-Oxley Act of 2002, which prohibits a company from making loans to its executive officers and directors. As a result of the Sarbanes-Oxley Act of 2002, which was enacted on July 30, 2002, the Company did not make any premium payments on the insurance policies after that date. Mr. Wolstein’s employment agreement was amended to provide that the Company will no longer provide the life insurance benefits, and in lieu of the life insurance benefits, the Company will provide Mr. Wolstein an additional $650,000 per year in compensation for fiscal years 2003 through 2007. After 2007, the Company has no further obligation to pay this additional compensation or to provide split-dollar life insurance benefits. The Company has retained the right to be reimbursed for all premiums paid by the Company prior to July 30, 2002 for split-dollar life insurance policies from the proceeds payable on the policies.
      Pursuant to the agreements, each of Messrs. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood is entitled to a bonus equal to a percentage of his or her base salary as determined by the Executive Compensation Committee. Mr. Wolstein is entitled to a bonus of 75% to 150% of his annual base salary, Mr. Jacobstein is entitled to a bonus of 50% to 125% of his annual base salary, Mr. Hurwitz is entitled to a bonus of 50% to 125% of his base salary, Mrs. Allgood is entitled to a bonus of 20% to 60% of her base salary and Mr. Bruce is entitled to a bonus of from 15% to 50% of his base salary. See “Report of the Executive Compensation Committee of the Board of Directors — Components of the Compensation Plan — Bonuses” for a discussion of the methods used to determine these bonuses.
      If the executive officer’s employment is terminated by the Company without cause, or by Messrs. Wolstein, Jacobstein and Hurwitz for certain good reasons, he or she is entitled to receive (a) in the case of Mr. Wolstein, continued used of office space, office support and secretarial services at the expense of the Company for a period ending on the earlier of (i) Mr. Wolstein’s death, (ii) the date on which Mr. Wolstein commences other employment, or (iii) the fifth anniversary of the termination date, (b) in the case of Mr. Jacobstein, a payment equal to two times annual salary plus the lesser of his annual salary or two times the amount of the bonus received by him for the fiscal year prior to the termination date, (c) in the case of Mr. Hurwitz, a payment equal to two times annual salary plus his target bonus for the year during which the termination occurs assuming all performance goals for such target amount have been met, (d) in the case of Mrs. Allgood, payments at the then current base salary rate for a period of twelve months following termination, (e) in the case of Mr. Bruce, payments at the then current base salary rate for a period of twelve months following termination, and (f) in the case of Messrs. Jacobstein and Hurwitz, continued life, disability and medical insurance for a period of one year following such termination.
      In the cases of Messrs. Jacobstein and Hurwitz , the agreements also provide that to the extent that any of the payments to be made to under the Employment Agreement or the Change in Control Agreement discussed below (together with all other payments of cash or property, whether pursuant to the agreements or otherwise) constitutes “excess parachute payments” under certain tax laws, the Company will pay to the executive officer such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have but for the application of such tax laws.
Change in Control Agreements
      The Company has entered into a Change in Control Agreement with several officers, including each officer who has an employment agreement and each of the named executive officers. Under the agreements, certain benefits are payable by the Company if a “Triggering Event” occurs within two years (or three years for Mr. Wolstein) after a “Change in Control”.

      A “Triggering Event” occurs if within two years (or three years in the case of Mr. Wolstein) after a Change in Control (a) the Company terminates the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable Change in Control Agreement), (b) the Company reduces the named executive officer’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the Change in Control, (c) the Company assigns the named executive officer duties that are inconsistent with the duties assigned to the named executive officer on the date on which the Change in Control occurred and which duties the Company persists in assigning to the named executive officer despite the prior written objection of that officer, (d) the Company reduces the named executive officer’s base compensation, his or her group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by the Company’s Equity-Based Award Plans, or any substitute therefor, or excludes him or her from any plan, program or arrangement in which the other executive officers of the Company are included, or (e) the Company requires the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio.
      A “Change in Control” occurs if (a) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding common shares, (b) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or the nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, or (c) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) the dissolution of the Company. The agreement of Mr. Hurwitz provides that if certain conditions are met, a spin-off of the Company’s real estate development business is not a Change in Control.
      Within 30 days after the occurrence of a Triggering Event, the Company must pay the named executive officer an amount equal to the sum of two times (or three times in the case of Mr. Wolstein) the then effective annual salary and the bonus at the maximum level payable to the officer. In addition, the Company agreed to provide continued insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer and outplacement services for a period of up to one year.
      In the case of Mr. Wolstein, the agreement provides that to the extent that any of the payments to be made to Mr. Wolstein (together with all other payments of cash or property, whether pursuant to the agreement or otherwise) constitutes “excess parachute payments” under certain tax laws, the Company will pay Mr. Wolstein such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have but for the application of such tax laws.

Performance Graph
      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the common shares with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and the NAREIT Equity REIT Total Return Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on January 1, 2001 and the reinvestment of dividends.

	01/01/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Developers Diversified Realty Corporation	$100.00	$156.10	$192.54	$311.61	$432.38	$480.78
Russell 2000 Index	100.00	102.49	81.49	121.94	144.29	150.86
NAREIT Equity REIT Total Return	100.00	113.93	118.29	162.21	213.43	239.39

Report of the Executive Compensation Committee of the Board of Directors

Introduction
      The compensation of the Company’s executive officers is currently determined by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”). In 2005, the Committee was comprised of Robert H. Gidel, Chairman of the Committee, Victor B. MacFarlane, Barry A. Sholem and William B. Summers, Jr.

Philosophy
      The primary objectives of the Committee in determining executive compensation for 2005 were (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company’s overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through grants of equity-based awards. The Committee determines compensation for those officers considered “executive officers” under the rules and regulations of the Securities and Exchange Commission.
      To this end, the Committee determined executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company’s performance and the achievement of established annual goals. The primary components of the Company’s executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses and (iii) grants of stock options, restricted common shares and performance units. Each of these elements is discussed below.

Components of the Compensation Program
      Base Salaries and Certain Other Annual Compensation. The base salaries and certain other annual compensation for the Company’s executive officers in 2005 were determined with reference to the experience of the officers as compared to other executives in the REIT industry, the Company’s past practice and comparisons of compensation paid by companies in two peer groups (which may differ in composition from the peer group used in the Performance Graph): REITs of similar size to the Company and REITs with retail assets as their primary focus. In addition, other companies that compete with the Company for investment dollars and talent, as well as companies maintaining operations in similar geographic locations to the Company, were considered. The Committee engaged an outside consultant to assess the competitiveness of the Company’s existing compensation plan. Fundamental requirements of the program include the establishment of competitive compensation levels and the setting of awards consistent with individual contributions. Pursuant to their employment agreements, Messrs. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood receive certain additional benefits described under the heading “Executive Compensation — Employment Agreements”. The Committee believes that these benefits assist the Company by facilitating the development of important relationships between officers and members of the business community.
      After analysis, and based upon the recommendation of the Company’s outside consultant, the Committee determined that, for 2005, the base salary of Mr. Wolstein should be $625,000 per year. In addition, pursuant to Mr. Wolstein’s employment agreement, the Company was obligated to provide certain life insurance benefits to his family and him. Such insurance arrangement, commonly referred to as “split dollar life insurance,” is characterized as a loan for tax purposes and may be prohibited by the Sarbanes-Oxley Act of 2002, which prohibits a company from making loans to its executive officers and directors. As a result of the Sarbanes-Oxley Act of 2002, which was enacted on July 30, 2002, the Company did not make any premium payments on the insurance policies after that date. Mr. Wolstein’s employment agreement was amended to provide that the Company will no longer provide the life insurance benefits, and in lieu of the life insurance benefits, the Company will provide Mr. Wolstein an additional $650,000 per year in compensation for fiscal years 2003 through 2007. After 2007, the Company has no further obligation to pay this additional compensation or to provide split-dollar life insurance benefits. The Company has retained the right to be reimbursed for all premiums paid by the Company prior to July 30, 2002 for split-dollar life insurance policies from the proceeds payable on the policies.

      Bonuses. The Company bases annual performance bonuses upon the participants’ levels of responsibility and salary, overall corporate performance and individual qualitative performances. The bonuses are in the form of threshold, target and maximum incentive opportunities which are attained if the Company reaches certain performance benchmarks including Funds From Operations per common share, EBITDA, total shareholder return relative to other REITs and if the participants are given a favorable qualitative assessment of their individual contributions and efforts.
      Because the Company achieved its Funds From Operations, EBITDA, and relative total shareholder return targets in 2005, and the executives made significant contributions to the Company’s overall performance, the Committee determined that bonuses should be awarded to executives at the following levels. Mr. Wolstein earned a bonus equal to approximately 125% of his 2005 base salary and Messrs. Jacobstein, Hurwitz and Bruce and Mrs. Allgood each earned a bonus equal to approximately 104%, 104%, 50%, and 50%, respectively, of his or her 2005 base salary.
      Restricted Shares and Performance Units. All of the Company’s executive officers are eligible to receive awards of restricted common shares of the Company and performance units pursuant to the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan (the “1996 Award Plan”), the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan (the “1998 Award Plan”), the 2002 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2002 Award Plan”) and the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2004 Award Plan”). Grants of performance units and restricted common shares were recommended by the Company’s outside compensation consultant. These types of awards reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company’s shareholders.
      To date, all of the Company’s awards of restricted common shares have been service-based awards that may be earned over a period of time to encourage the participant’s continued employment with the Company. Mr. Wolstein was granted 36,590 restricted common shares on February 24, 2005. The shares vest annually in 20% increments with the first 7,318 vesting on the date of the award. Based on the recommendations of the Company’s outside compensation consultant, in 2005 the Company granted an aggregate of 35,225 restricted common shares to its named executive officers (not including Mr. Wolstein) and an aggregate of 16,545 restricted common shares to certain officers of the Company in addition to Messrs. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood.
      In 2000, Mr. Wolstein was granted 30,000 performance units that converted to a number of common shares based on the Company’s annualized total return to shareholders (“Annualized Total Return”) measured over a five-year period ended December 31, 2004. The 30,000 performance units were eligible to be converted into minimum of 30,000 common shares with additional common shares earned for Annualized Total Return goals that ranged from 11% to 18%. The maximum number of common shares that could be earned was 200,000. Total Return is measured assuming a hypothetical investment of $100 in the common shares on the first day of the measurement period and calculating the value of that investment as of the last day of the measurement period, assuming dividends paid on the common shares are reinvested into additional common shares. The difference between the initial investment and the value of the investment at the end of the measurement period is then divided by five to calculate Annualized Total Return. For the five year period ended December 31, 2004, Annualized Total Return was approximately 79%. Pursuant to the conversion formula, Mr. Wolstein received 200,000 shares, of which 30,000 common shares vested on January 1, 2005 and the remaining common shares awarded will vest annually in 20% increments, the first 20% of which vested on January 1, 2006.
      In 2002, Mr. Wolstein was granted an additional 30,000 performance units that will convert to a number of common shares based on Annualized Total Return over a five-year period ending December 31, 2006. Pursuant to the conversion formula, the minimum number of common shares Mr. Wolstein will receive is 30,000 and the maximum number is 200,000 based on the same Annualized Total Return goals described above. The minimum 30,000 common shares received upon the conversion of the performance units granted in 2002 will vest on January 1, 2007 and the remaining common shares awarded will vest annually in 20% increments beginning on January 1, 2008.

      In 2002, Messrs. Jacobstein and Hurwitz were each granted 20,000 performance units that will convert to a number of common shares based on Annualized Total Return over a five-year period ending December 31, 2006. Pursuant to the conversion formula, the minimum number of common shares each of Messrs. Jacobstein and Hurwitz will receive is 20,000 and the maximum number is 133,333 based on the same Annualized Total Return Goals described above. The minimum 20,000 common shares received upon the conversion of the performance units granted in 2002 will vest on January 1, 2007 and the remaining common shares awarded will vest annually in 20% increments with the first 20% on January 1, 2008.
      Stock Options. All of the Company’s executive officers are eligible to receive options to purchase common shares of the Company pursuant to the 1996 Award Plan, the 1998 Award Plan, the 2002 Award Plan and the 2004 Award Plan. The Developers Diversified Realty Corporation 1992 Employees’ Share Option Plan has expired; however, the plan terms remain applicable for the exercise of options granted pursuant to such plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company’s shareholders. For more information regarding the options granted in 2005 and the aggregate options held by the named executive officers, please refer to the charts on pages 14 and 15.
      RVIP Incentive Compensation Program. The Company formed the Retail Value Investment Program (“RVIP”) with Prudential Real Estate Investors (“Prudential”). RVIP invests in retail properties that are in need of re-tenanting and marketing repositioning on a national basis. At the time RVIP was formed, Mr. Wolstein was required to maintain an equity interest in RVIP. Mr. Wolstein subsequently assigned his interest to the Company in 1998. As a condition to this assignment and the termination of the requirement that Mr. Wolstein maintain an equity interest, Prudential required Mr. Wolstein to retain a significant economic interest in RVIP. The RVIP Incentive Compensation Agreement was entered into between the Company and Mr. Wolstein to satisfy this requirement. Pursuant to the agreement. Mr. Wolstein is entitled to receive between 0% and 25% of any distributions made to the general partners in the Retail Value Investment Program. The percentage of distributions earned is determined based on the Company’s achievement of either (i) an average annual total shareholder return of 6% to 12% or more or (ii) an average increase in per share Funds From Operations of 5% to 10% or more before deducting any compensation expense from distributions received. Pursuant to the agreement, Mr. Wolstein received $1,548,442 in incentive compensation in 2005.
Executive Compensation Committee
Robert H. Gidel, Chairman
Victor B. MacFarlane
Barry A. Sholem
William B. Summers, Jr.
Compensation Committee Interlocks and Insider Participation
      None of the Company’s executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.
CERTAIN TRANSACTIONS
Lease of Corporate Headquarters and Rental of Conference Facilities
      As a result of its rapid growth and expansion, the Company moved to a new headquarters in 1999. However, the Company continues to utilize space at its former corporate headquarters in Moreland Hills, Ohio, which is leased from Mrs. Bert Wolstein, the mother of Mr. Wolstein. Annual rental payments aggregating $630,900 were made in 2005 by the Company; however, the Company subleased a portion of this space and, as a result, the Company received $52,223 in payments from third parties. Rental payments made by the Company under the lease include the payment of the Company’s pro rata portion of maintenance and insurance expenses, real estate taxes and operating expenses over a base year amount. The lease expires on December 31, 2009.
      In 2005, the Company paid The Bertram Inn and Conference Center approximately $72,543 for the use of its conference facilities. The Bertram Inn and Conference Center is owned by Mrs. Bert Wolstein.
Service Merchandise Asset Designation Rights and Loan
      In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Funds, of which Mr. Adler is a principal and in which he has a 0.5% economic interest, and Klaff Realty, L.P. The joint venture was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation for approximately $242 million. The Company has a 25% interest in the joint venture and Lubert-Adler Funds and Klaff Realty, L.P. have a combined 75% interest. The designation rights enable the joint venture to determine the ultimate use and disposition of the real estate interests held by the bankrupt estate. The transaction was approved by the U.S. Bankruptcy Court in Nashville, Tennessee. During 2005, the joint venture sold eight sites for an aggregate gain of approximately $7.6 million, of which the Company’s share was approximately $1.9 million. In addition, during 2005 the Company received an aggregate of approximately $1.3 million from the joint venture in leasing, development and disposition fees and fees under a management agreement, under which the Company performs certain administrative functions for the joint venture. At December 31, 2005, the portfolio consisted of approximately 53 former Service Merchandise retail sites totaling approximately 2.9 million square feet of gross leasable area.
      In March 2002, DD Development Company II, Inc., a wholly-owned subsidiary of the Company, provided a construction loan to the joint venture in an aggregate principal amount of $7,717,130 and bearing interest at a rate of 10.0%. The largest amount of principal outstanding in 2005 was $13,627,610. The loan was repaid in full during 2005 and replaced by a new loan from the Company in an aggregate principal amount of $101,350,000, which bears interest at a rate of 8% and matures on June 30, 2006. As of March 6, 2006, $90,511,840 remained outstanding on this loan. The Company received $5,066,012 in interest income from these loans in 2005.
Mervyns Joint Venture
      In 2005, the Company and Macquarie DDR Trust, an Australian Limited Property Trust (the “LPT”), formed the Mervyns Joint Venture, in which the Company and the LPT each hold a 50% interest. The Mervyns Joint Venture acquired the underlying real estate of 36 operating Mervyns stores for approximately $396,176,000 in 2005 and an additional site in 2006 for approximately $10,994,000. The Company also acquired an additional Mervyns site at one of its wholly-owned shopping centers in 2005 for approximately $14,448,252. The Mervyns assets were acquired from several investment funds, one of which was managed by Lubert-Adler Real Estate Funds, which is owned and managed in part by Mr. Adler.
Management Agreement
      In February 2004, to facilitate the settlement of a lawsuit, the Company entered into a management agreement with a joint venture, the members of which are Mr. Scott Wolstein, Chairman of the Board of Directors and Chief Executive Officer of the Company, and the principal of the owner of the managed properties involved in the lawsuit. Mr. Wolstein holds an ownership interest of approximately 25.0% in the joint venture. The Company will provide management and administrative services and will receive fees equal to 3.0% of the gross income of each property for which services are provided, but not less than $5,000 per year from each such property. The management agreement expires on February 28, 2007, unless terminated earlier at any time by the joint venture upon 30 days’ notice to the Company or by the Company upon 60 days’ notice to the joint venture. During 2005, the Company received approximately $121,989 in fees pursuant to this arrangement.
Legal Services
      During 2005, the Company paid an aggregate of approximately $71,445 to a law firm in which the father of Daniel Hurwitz, the Company’s Senior Executive Vice President and Chief Investment Officer, is a partner. The firm also serves as escrow agent for a transaction involving the Company at no additional expense.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).
      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except as follows: (a) a Form 5 was filed on February 14, 2006, and amended on February 22, 2006, by Scott Wolstein reporting the receipt of a grant of performance units, which represent a contingent right to receive the Company’s common shares, made on March 1, 2000 and a grant of performance units made on January 2, 2002, and the subsequent vesting of 30,000 common shares on January 1, 2005 earned pursuant to the March 2000 grant of performance units; (b) a Form 5 was filed on February 14, 2006 by Scott Roulston reporting purchase and sale transactions occurring on April 5, 2005 and April 6, 2005; (c) a Form 5 was filed on February 14, 2006 by Joan Allgood reporting gifts of shares held by her husband on October 4, 2004 and December 23, 2005; (d) a Form 5 was filed on February 14, 2006, and amended on February 22, 2006, by Daniel Hurwitz reporting the receipt of a grant of performance units on January 2, 2002, which represent a contingent right to receive the Company’s common shares; and (e) a Form 5 was filed on February 14, 2006, and amended on February 22, 2006, by David Jacobstein reporting the receipt of a grant of performance units on January 2, 2002, which represent a contingent right to receive the Company’s common shares.
PROPOSAL TWO: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT
ACCOUNTANTS
      PricewaterhouseCoopers LLP served as independent registered public accounting firm to the Company in 2005 and is expected to be retained to do so in 2006. The Board of Directors has directed that management submit the selection of independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.
      Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s code of regulations or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Fees Paid to PricewaterhouseCoopers LLP
      Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, as well as audit related tax services, registration statement related services and acquisition audits performed pursuant to SEC filing requirements for 2005 and 2004 were $1,371,631 and $1,866,826, respectively. Of these amounts, the registration related services were $196,525 and $841,976 for 2005 and 2004, respectively. In addition, of the aggregate audit fees paid in 2005, $110,000 was for services related to Sarbanes-Oxley Section 404 compliance provided to the Company in 2004 but not billed by PricewaterhouseCoopers LLP until 2005.
      Audit-Related Fees. The aggregate fees billed for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2005 and 2004 were $587,331 and $618,274, respectively. Such audit-related fees consisted solely of fees for separate entity and joint venture audits and reviews. Of the aggregate amount of audit-related fees paid in 2005, $56,388 was for audit-related services provided to the Company in 2004 but not billed by PricewaterhouseCoopers LLP until 2005.
      Several of the Company’s joint venture agreements require the engagement of an independent registered public accounting firm to perform audit-related services because the joint venture investments have separate financial statement reporting requirements.
      Tax Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services for the years ended December 31, 2005 and 2004 were $190,518 and $338,895 respectively, which consisted of $118,000 and $55,825 in tax compliance services, respectively.
      All Other Fees. The aggregate fees billed for other products and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were $1,613 and $1,620, respectively, relating primarily to software licensing for accounting and professional standards.
      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. The Audit Committee has not established a policy for the pre-approval of audit and permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
      Auditor Independence. The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.
      The Board of Directors Recommends That the Shareholders Vote FOR the Proposal to Ratify the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants for the Company’s Fiscal Year Ending December 31, 2006.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Any shareholder proposals intended to be presented at the Company’s 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 4, 2006, for inclusion in the Company’s proxy statement and form of proxy relating to the 2007 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2007 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 17, 2007. Even if proper notice is received on or prior to February 17, 2007, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.
HOUSEHOLDING
      The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.

Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.
      If any beneficiary shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to the Company by calling Michelle M. Dawson, Vice President of Investor Relations, at (216) 755-5500, or by writing to Developers Diversified Realty Corporation, Investor Relations at 3300 Enterprise Parkway, Beachwood, Ohio 44122.
OTHER MATTERS
      Shareholders may send written communications to the Board of Directors by mailing them to the Board of Directors, c/o Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to the Board of Directors.
      If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A shareholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.
      Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Election of Directors”. Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee for purposes of the election of the director nominees listed in “Election of Directors”. Due to recent rule changes by the New York Stock Exchange, if you do not provide instructions to your broker, it will have the same effect as a vote against Proposal Two. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

Joan U. Allgood
Secretary
Dated: April 3, 2006

YOUR VOTE IS IMPORTANT

      Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joan U. Allgood and William H. Schafer, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the common shares of Developers Diversified Realty Corporation held of record by the undersigned on March 20, 2006, at the Annual Meeting of Shareholders to be held on May 9, 2006, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 3, 2006 is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated ____________, 2006

Signature(s) of Shareholder(s)

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Continued on reverse side)

Please fold and detach card at perforation before mailing.

(Continued from other side)

DEVELOPERS DIVERSIFIED REALTY CORPORATION PROXY

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 and “FOR” the proposal in Item 2.

1. ELECTION OF DIRECTORS.

Nominees: Dean S. Adler, Terrance R. Ahern, Mohsen Anvari, Robert H. Gidel, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, Barry A. Sholem, William B. Summers, Jr. and Scott A. Wolstein
☐ FOR all nominees listed above (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

☐ FOR the election of each of the nominees for Director listed above except:
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

2.	TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2006.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

3.	In their discretion, to vote upon such other business as may properly come before the meeting.